Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Appoints Christopher Gopal

Vice President of Worldwide Operations

Industry Thought Leader Joins Executive Team to Align Strategic Supply Chain Model

with Operational Best Practices for Optimal Customer Satisfaction & Shareholder Value

SAN DIEGO – September 9, 2009 – Overland Storage, Inc. (Nasdaq: OVRL) today announced the appointment of Christopher Gopal as vice president of worldwide operations. In this capacity, Gopal will oversee Overland’s global supply chain and operations strategies encompassing product sourcing, manufacturing, inventory, logistics, fulfillment and demand/supply management.

“We are extremely pleased to welcome Chris to our executive team as the head of operations,” says Eric Kelly, chief executive officer of Overland Storage. “Chris is a well-known industry expert with a stellar track record in executing successful supply chain models with world-class results and increased shareholder value. We are confident he’ll play a pivotal part in helping Overland achieve greater operating efficiencies while enabling us to facilitate rapid product development at lower costs to meet market demands and drive business success for our global channel partners.”

Gopal brings nearly 35 years of experience in leading, managing and transforming all aspects of supply chain, operations and product development in an impressive career that spans both prominent global organizations and entrepreneurial start-ups in the technology and telecommunications industries. Previously, he was COO for Applied Solar, Inc., a next-generation solar energy company based in San Diego. He also served as vice president of worldwide operations at Dell, where he helped develop and implement the company’s supply-chain model and operations strategy.

Additionally, Gopal served as senior partner and director of Ernst & Young’s Global Supply Chain & Operations Consulting Services and has held executive positions at SAIC and Unisys. A well-respected authority on supply chain management and global operations, he speaks frequently at industry events and has co-authored three books, including “Supercharging Supply Chains: New Ways to Increase Value through Global Operational Excellence.”

“I look forward to working with Overland’s customers and suppliers to achieve operational excellence and global supply chain success,” said Gopal. “My background, previous experiences and hands-on approach will prove invaluable as we elevate Overland’s operations and build value while reducing costs through integrated demand/supply management.”

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Gopal Appointed VP of Operations at Overland	Page 2 of 2

Gopal holds a Ph.D. in Business from the University of Southern California and an MBA from the Cranfield School of Management, UK.

Overland also reported that it granted inducement stock options to Gopal, who can purchase up to 120,000 shares of its common stock. The options were granted as inducements material to employment in accordance with NASDAQ Listing Rule 5635(c)(4).

About Overland Storage

Overland Storage provides affordable end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere – across networked storage, media types, and multi-site environments. Overland Storage products include award-winning NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based backup and recovery appliances with VTL capabilities, Snap Server® NAS appliances, and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault, ULTAMUS and Snap Server are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Sue Hetzel

HetzelMeade Communications

sue@hetzelmeade.com

(760) 434-9927

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